Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Learning Tree International, Inc.

Reston, Virginia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148571) of Learning Tree International, Inc. and subsidiaries of our report dated December 15, 2015, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

McLean, Virginia

December 15, 2015